NEWS RELEASE At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Analysts/Investors: Joe Calabrese 212/827-3772 OLD REPUBLIC DECLARES FIRST QUARTER REGULAR CASH DIVIDEND OF 26.5 CENTS PER SHARE CHICAGO – March 1, 2024 – Old Republic International Corporation (NYSE: ORI) – today announced its Board of Directors has declared a regular quarterly cash dividend of 26.5 cents per common share. This dividend is payable on March 21, 2024 to shareholders of record on March 11, 2024. Subject to Board approval of each quarter’s new rate, the full year’s cash dividend will amount to $1.06 per share compared to $0.98 paid in 2023, an 8.2% increase. 2024 marks the 43rd consecutive year that Old Republic has increased its regular cash dividend and the 83rd year of uninterrupted regular cash dividend payments. About Old Republic Chicago-based Old Republic International Corporation is one of the nation's 50 largest shareholder-owned insurance businesses. It is a member of the Fortune 500 listing of America’s largest companies. The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. Old Republic’s general insurance business ranks among the nation’s 50 largest, while its title insurance business is the third largest in its industry. For Old Republic’s latest news releases and other corporate documents: Please visit us at www.oldrepublic.com Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue, Chicago, IL 60601 (312) 346-8100